UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 20, 2010

ENERGY COMPOSITES CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-52397	88-0409170
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4400 Commerce Drive, Wisconsin Rapids, WI  54494
(Address of principal executive offices) (Zip Code)

(715) 421-2060
Registrant’s telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On July 20, 2010, the Registrant entered into an agreement with AC Plastiques Canada Inc. for the fabrication and sale of 76 fiberglass reinforced plastic tanks.  The total purchase price for the tanks under the agreement is approximately $3.8 million payable as follows: (i) 5% upon receipt of approval drawings, (ii) 5% upon delivery of certain drawings, foundation loads and technical datasheets, (iii) 25% upon proof of purchase of major components or materials by the Registrant, (iv) 25% upon receipt by Registrant of major components or materials, (v) 35% upon final product inspection acceptance and notification of readiness to ship and (vi) 5% upon submittal of a bank guarantee or letter of credit in the amount of 10% of the total purchase price valid through the warranty period.  Progress payments under (i) through (iv) above are to be made against a standby letter of credit or bank guarantee to be provided by Registrant.  Delivery terms are FOB Manitowoc, Wisconsin (INCOTERMS 2000) with shipments commencing on or before June 1, 2011 and ending not later than October 15, 2011.  Registrant is required to warrant that the goods will be new, as specified, fit for their intended purpose and free from defects in design, workmanship and materials for a period of one year from the date of final acceptance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY COMPOSITES CORPORATION
July 26, 2010	By: /s/ Jamie Lee Mancl
Jamie Lee Mancl
President